(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ING Series Fund, Inc.

We consent to the use of our report dated May 24, 2013, incorporated herein by reference, for ING Money Market Fund, a series of the ING Series Fund, Inc., and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts

July 25, 2013